UNITED STATES

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This filing consists of the transcript to the joint investor conference call, including questions and responses, held by Aquila, Inc., Great Plains Energy Incorporated and Black Hills Corporation on February 7, 2007.

Operator

Good morning. My name is Matt and I will be your conference operator today. At this time I would like to welcome you to today's call to discuss the proposed transactions between Great Plains Energy and Aquila, and Black Hills Corporation and Aquila. All participants will be in a listen-only mode. After prepared remarks there will be a question-and-answer session. As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Mr. Todd Kobayashi, Vice President of Investor Relations and Strategy for Great Plains Energy. Please go ahead, sir.

Todd Kobayashi

Thank you operator and good morning. Welcome to our conference call to discuss the transaction between Great Plains Energy and Aquila, and Black Hills Corporation and Aquila. Joining me on the call today are Mike Chesser, Chairman and CEO of Great Plains Energy; Dave Emery, Chairman, President and CEO of Black Hills Corporation; and Rick Green, Chairman,

President and CEO of Aquila. Also on today's call is Terry Bassham, Executive VP and CFO of Great Plains Energy.

Following the prepared remarks we will open the call to a Q&A session regarding the transaction. As you can appreciate we have a limited amount of time today due to other commitments for communications.

This morning we issued a press release announcing these transactions. If you have not seen it, the press release is available on all three companies' websites. For today's call, we will be using a slide presentation, which is also available on all three companies' websites. I'd like to remind you that our call is being webcast live. For those that cannot listen to the live broadcast, a telephone replay will be available till the close of business on February 21st and a replay via webcast will be available on the companies' websites.

I want to remind you also that Great Plains Energy will host its fourth-quarter and 2006 year-end earnings call tomorrow morning at 9 AM Eastern and Black Hills Corporation will host a separate conference call tomorrow morning to discuss the transaction with Aquila.

Before we begin our formal remarks, I'd like to review the Safe Harbor Provision. Statements made in this conference call that are not based on historical facts are forward-looking, may involve risks and uncertainties and are intended to be as of the date when made. In connection with the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy, Aquila and Black Hills Corporation are providing a number of important factors, risks and uncertainties that could cause actual results to differ materially for the provided forward-looking information.

These include obtaining shareholder approvals required for the transactions; the timing of and the conditions imposed by regulatory approvals required for the transactions; satisfying the conditions to the closing of the transactions; Great Plains Energy and Black Hills Corporation successfully integrating acquired Aquila businesses into their respective companies; avoiding problems which may result in either company not operating as effectively and efficiently as expected; the timing and the amount of cost-cutting synergies; unexpected costs or unexpected liabilities or the effects of purchase accounting may be different from the Company's expectations; the actual resulting credit ratings of the companies or their respective subsidiaries; the effects on the businesses of the companies resulting from uncertainties surrounding the transactions; the effect of future regulatory or legislative actions on the companies; and other economic business and/or competitive factors.

Additional factors that may affect future results of Great Plains Energy, Aquila and Black Hills Corporation are set forth in the most recent quarterly report on Form 10-Q, our annual report on Form 10-K with the SEC which are available at the websites of the three corporations. Great Plains Energy, Black Hills and Aquila undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

In connection with the acquisition of Aquila, Great Plains Energy intends to file with the SEC a registration statement on Form S-4 containing the joint proxy statement prospectus and other relevant materials. The final joint proxy statement prospectus will be mailed to stockholders of Great Plains Energy and Aquila investors and security holders. All security holders are urged to read the joint proxy statement, prospectus and other relevant materials when they become available because they will contain important information about Great Plains, Aquila and the acquisition.

The registration statement and joint proxy statement, prospectus and other relevant materials and any other documents filed by Great Plains Energy, Aquila with the SEC may be obtained free of charge at the SEC website. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Great Plains by directing a request to Great Plains Energy, 1201 Walnut Street, Kansas City, Missouri 64106; attention Investor Relations.

Investors and security holders may obtain free copies of the documents filed with the SEC by Aquila by contacting Aquila Incorporated, 20 West Ninth Street, Kansas City, Missouri 64105; again attention, Investor Relations.

Great Plains Energy, Aquila Incorporated and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. Information about the executive officers and directors of Great Plains Energy and the ownership of Great Plains Energy common stock is set forth in Great Plains Energy's annual report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 8, 2006 and the proxy statement for Great Plains Energy which will be filed in the coming days.

Information regarding Aquila's directors and executive officers and ownership of Aquila Incorporated common stock is set forth in Aquila's annual report on Form 10-K for the year ended December 31, 2005 which was filed with the SEC on March 7, 2006 and the proxy statement for Aquila's 2006 annual meeting of the stockholders which was filed with the SEC on March 24, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interest of Great Plains Energy, Aquila and respective executive officers and directors and proposed transaction by reading the joint proxy statement prospectus regarding the proposed transaction when it becomes available.

After all that, now I'd like to turn the call over to Mike Chesser, Chairman and CEO of Great Plains Energy.

Mike Chesser

Thank you very much, Todd, and good morning everyone. This is clearly an exciting day for us. By now I'm sure that most of you have seen that Great Plains Energy, Black Hills Corporation and Aquila have announced definitive agreements for two separate transactions. I will describe the overall transaction details. Then, I will turn the call to Rick Green, Aquila's Chairman and CEO who will share his thoughts on the structure and benefit of these transactions. Following Rick, David Emery, President and CEO of Black Hills Corporation, will comment about the Black Hills/Aquila transaction.

So with that let me begin by saying the Great Plains’ acquisition of Aquila makes great strategic sense. With the addition of Aquila to KCP&L, Great Plains intends to forge a strong regional utility well positioned to meet the growing needs of the greater Kansas City area. Slide four outlines the two separate transactions.

Under the terms of our agreement, Great Plains will acquire all of the outstanding common shares of Aquila in a cash and stock transaction valued at approximately $1.7 billion or $4.54 per share based on Great Plains’ closing price yesterday.

Immediately prior to the Great Plains’ transaction, Black Hills will acquire Aquila's gas utility properties in Colorado, Kansas, Nebraska and Iowa and its electric utility property in Colorado for $940 million in cash. Following the close of both transactions, Great Plains Energy will become the parent of Aquila, which will continue to own its Missouri-based utilities and its merchant service operation.

Under the terms of the Great Plains/Aquila transaction, Aquila shareholders will receive cash consideration of $1.80 plus .0856 of a share of Great Plains Energy common stock for each share of Aquila common stock. The transaction will be taxable to Aquila shareholders. Following the transaction, Aquila shareholders will own approximately 27% of the combined enterprise, with then current Great Plains Energy shareholders owning the remaining 73%.

Great Plains will also assume approximately $1 billion of Aquila net debt. The proceeds from Aquila's asset sale to Black Hills Corporation will be used to fund the majority of the cash portion of the consideration to Aquila shareholders and to reduce debt at Aquila. It's important to note that we feel comfortable that we can readily finance this acquisition without significant pressure on our balance sheet or on our credit rating.

In terms of closing conditions, the Great Plains transaction is subject to the approval of both Great Plains and Aquila shareholders, regulatory approvals from the Missouri Public Service Commission, the Kansas Corporation Commission and the Federal Energy Regulatory Commission antitrust review and other customary conditions. We expect both transactions to close in approximately one year.

Because the transactions are cross-conditioned, I will highlight two important points concerning the Black Hills Corporation transaction. First, Black Hills’ transaction is not conditioned on financing; and second, the Black Hills/Aquila transaction is subject to regulatory approvals from the Kansas Corporation Commission, and the Public Service Commissions of Missouri and Nebraska, the Colorado Public Utilities Commission, the Iowa Utilities Board, the FERC, and antitrust review, as well as other customary conditions.

Following the close of the Great Plains Energy/Aquila transaction, I will continue to be Chairman and CEO of the combined company. Great Plains Energy’s senior executive team and Board of Directors will be unaffected by this transaction, and our company will remain headquartered in Kansas City.

This is a very strategic transaction for Great Plains Energy shareholders, customers and other stakeholders and is consistent with our strategic intent of increasing shareholder value while improving the total living environment for our customers by providing low-cost reliable clean energy. The addition of Aquila provides a growth vehicle for Great Plains and forges an even stronger regional electric utility.

Great Plains Energy operates two primary businesses, Kansas City Power and Light, a regulated utility serving approximately 500,000 customers in Kansas and Missouri; and Strategic Energy, a national competitive electricity supplier serving customers in many states.

Aquila is a company with attractive growth prospects in the areas of Missouri that are adjacent to KCP&L's properties in Missouri and Kansas. A major component of our strategy is KCP&L's Comprehensive Energy Plan which includes investments in new wind and coal fire generation, environmental upgrades, and affordability and efficiency programs designed to deliver low cost, reliable electricity to our customers and reduce emissions from our generating fleet. This long-term energy program has been endorsed by a wide variety of customer, community, and regulatory groups.

By combining Aquila's electric utility assets in Missouri, we believe we can deliver immediate and long-term value to our shareholders and customers at both companies. The combination of our resources creates a company that is better positioned to provide superior customer service, greater reliability and improved environmental performance while keeping energy prices at affordable rates.

Shareholders will also benefit. There's an opportunity for synergies over a five-year period of approximately $500 million, with costs to achieve including transaction costs of approximately $185 million. The transaction is anticipated to be modestly dilutive in 2008 and accretive in 2009 and beyond. Terry will discuss this and the financial rationale in greater detail later in the presentation.

Aquila's strong presence in Missouri and attractive growth profile is consistent with our strategic focus. Importantly, the addition of Aquila's assets will add to our generation capacity, while our strong balance sheet will lower financing costs on future Aquila capital expenditures.

Following closing, Great Plains will own Aquila and its Missouri-based utilities consisting of the Missouri Public Service division, St. Joseph Light and Power division and its merchant service operations primarily consisting of the 340 megawatt Crossroads power generating facility and residual natural gas contracts.

So we think this transaction is a win for all constituents. The combined company will not only be bigger but it will be better. Slide six graphically depicts the structure of the transaction. As you can see, the asset sale to Black Hills for cash occurs first. At the close of the transaction, Great Plains will own two sister utility subsidiaries, KCP&L and Aquila.

I will now turn the call to Rick Green who will provide an overview of Aquila and discuss his perspective on these transactions.

Rick Green

Thanks, Mike. I'm pleased to be here today to discuss this innovative transaction, which I believe is the best option to deliver value to Aquila shareholders and ensure the best opportunity for Aquila customers, employees and the communities in which we operate.

Slide eight is a description of Aquila's assets. Great Plains will be acquiring the two Missouri electric properties, Missouri Public Service and St. Joseph Light and Power. It is also acquiring, as Mike said, Aquila's merchant services division. During our repositioning we sold many of our merchant contracts, so what remains is a 340 megawatt peaking facility in Mississippi, called Crossroads, and a hedged book of gas contracts.

Black Hills Corporation will be acquiring our other assets including the gas utilities in Colorado, Nebraska, Iowa and Kansas as well as Colorado Electric. Black Hills also is assuming all the liabilities directly associated with its acquired properties.

Moving to slide nine, Aquila's execution of our repositioning strategy since 2002 has streamlined the company's business profile, reduced debt and improved operational efficiencies. As we gained our financial strength we attracted various acquisition proposals. Our Board and management determined that a competitive auction process would yield the best outcome for our shareholders.

Before arriving at today's announcement, the Board and management of Aquila conducted an extensive process, and we believe that the transactions announced today with Great Plains and Black Hills represents the best outcome for our shareholders and the greatest opportunity for our customers, employees and the communities that we serve.

As Mike mentioned, the Great Plains Energy transaction will provide Aquila shareholders with an immediate cash consideration plus an ownership stake in the combined enterprise. This transaction presents an opportunity for shareholders to realize the value of Aquila and also participate in the upside potential of a financially strong company, one that is well positioned to serve our combined customer base. Additionally, Aquila shareholders will receive an annual dividend on the Great Plains shares, which is currently at $1.66 per share.

Great Plains is a strong company, both financially and operationally. Following the close of the transaction, Aquila's remaining debt is anticipated to be investment grade. Furthermore, shareholders will have access to enhanced rate base investments, which we expect to fuel long-term earnings growth. Customers will benefit from lower-than-expected rate increases.

I'm confident that current Aquila customers, whom we are committed to serving every day, will benefit from the strength of the combined company. Operationally, this is a compelling opportunity for Aquila as it complements our core business strategy.

Before I close, I'd like to note that through the process of bringing this transaction together, I've come to know the Great Plains and Black Hills organizations well, and recognize that our companies share many similar values. I look forward to working closely with Mike and David and members of the Great Plains and Black Hills team to get the deal done as quickly as possible and deliver its benefits to the respective constituents.

With that, I will now turn the call over to David who will briefly walk through the Black Hills Aquila transaction.

David Emery

Thank you, Rick. I'm very pleased that Black Hills is a part of this strategic transaction. First I want to personally thank you and Mike for your hard work, cooperation and professionalism through this process. It's been a real pleasure seeing this deal come together. We're pleased to be a part of this transaction that will better serve our customers and build shareholder value. For Black Hills Corporation this is an exciting day, where we begin taking steps to significantly expand our retail utility presence.

From our perspective at Black Hills, the merits of our acquisition of Aquila's operations and assets in Colorado, Kansas, Nebraska and Iowa fall into three broad categories. First we have the strategy, skills, experience and track record to make this deal work. That includes our strong utility operations and commitment to superior customer service and value; our proven expertise in planning, construction, integration and maintenance of assets; our positive relationship based approach to regulatory issues; our practice of technical innovation and environmental safety; and our taking our corporate responsibility, social responsibility, seriously through a strong commitment to the communities that we serve.

Second, the transaction will benefit our customers, investors and employees. Our customers will benefit from improved economies of scale, operational efficiencies and integrated business functions. Our investors should benefit from our expanded operations, improved cash flow and earnings, improved growth potential and improved credit standing. And our employees will have increased opportunity for personal and professional growth.

Third, the transaction lowers Black Hills overall business risk. We will enjoy strong cash flow and a strong earnings base from stable, risk-managed and geographically diverse operations.

I won't take the time to walk you through the next slide in detail, but as you can see, this transaction will enhance the position of Black Hills as a regional diversified energy company with a concentration in electric and gas utilities in neighboring Midwest and Rocky Mountain states.

And as the next slide indicates, our utilities will be located in seven adjoining states in the Midwest and the Rockies that have similar demographics and business environments. That geographic proximity should permit some consolidation of administrative functions while retaining the high quality of service that is one of our defining characteristics.

So we are very pleased to be part of this transaction. It makes great strategic, operational and financial sense to us. We like the utility assets and the service territories. We expect earnings accretion in the second full year of operations. We're committed to constructive regulatory relationships, just as we are in our current states of operation.

We also see potential upside from the possible vertical integration of the electric properties in Colorado. We look forward to serving the customers and welcoming the employees of Aquila's utility operations in Colorado, Kansas, Nebraska and Iowa. We expect to hire essentially all of the employees in those four states.

I'd also like to mention that Black Hills will be hosting a conference call on Thursday, February 8 at 10 AM Eastern. Dial in details are on our on our website, blackhillscorp.com.

Again I thank Mike and Rick for their part in this momentous occasion and I thank all of you that are participating in the webcast today. We are happy to be part of a deal that in our view will help us achieve our goal of building the long-term value of Black Hills Corporation for our shareholders.

I will now turn the call back over to Mike Chesser with Great Plains. Mike?

Mike Chesser

Thanks, David. I share everyone's enthusiasm for this compelling combination, and I look forward to working with you and Rick to complete this transaction.

KCP&L and Aquila share a strong commitment to customer service and satisfaction in supporting the communities in which we operate. As illustrated on slide 16, Great Plains serves part of eastern Kansas, in addition to parts of Metropolitan Kansas City through our KCP&L subsidiary. Aquila provides service in Missouri through its Missouri Public Service division, and in the suburbs of Kansas City and in and around the city of St. Joseph through its St. Joseph Light and Power division.

In regards to combined generating capacity, the enterprise will operate 19 generating units providing approximately 5,800 megawatts of power to our customers and selling into the wholesale market. Additionally, on a combined basis, the company will have approximately 3,300 miles of transmission lines.

With the addition of Aquila's properties we are enhancing our scope and scale through Western Missouri. Furthermore, due to the complementary nature of KCP&L’s and Aquila's portfolios as well as their familiarity and geographic proximity, we expect to be able to leverage the strengths of each company and realize significant synergies. Great Plains and our KCP&L subsidiary are already strong, but now we will be even better equipped to service our customers and to deliver value to our shareholders.

Turning to slide 17, we see the combined scale and operating statistics of KCP&L and Aquila. The middle column reflects KCP&L and Aquila's business profile on a post transaction basis. The addition of Aquila's approximately 300,000 customers will increase KCP&L and Aquila's total residential and commercial and industrial customer base by 60% to almost 800,000. As a result of this enhanced customer base, Great Plains Energy's utility revenues are expected to increase by nearly 50% to $1.7 billion.

As part of its comprehensive energy plan, Great Plains has regulated generation assets under construction. However this transaction will substantially increase total generating capacity by about 43% to approximately 5800 megawatts. Clearly Great Plains Energy will be a stronger company with additional capacity and lowered cost to benefit all of its constituents.

Both KCP&L and Aquila have pending rate cases, which I will go through at a high level. Aquila has an ongoing rate case in Missouri for both its Missouri Public Service and St. Joseph Electric properties scheduled to conclude in late May of this year. KCP&L has filed a stand-alone rate case in Missouri last week and plans to file a stand-alone case in Kansas on March 1, both scheduled for conclusion by the end of 2007. We anticipate that these cases will be treated on a stand-alone basis.

We will be filing a merger case in both Missouri and Kansas. We also expect that KCP&L and Aquila will need to raise rates over the next few years primarily due to the large capital investments that both utilities have underway. We share ownership of the investments in both Iatan 1 and Iatan 2 and plan for investments consistent with KCP&L's comprehensive energy plan to be undertaken by Aquila.

Given the significant synergies involved in this transaction, we project that overall customer rate increases will be significantly lower than would have been the case on an Aquila stand-alone basis.

I will now turn the call over to Terry to discuss the financial highlights of this transaction.

Terry Bassham

Thanks, Mike. Looking at the financial benefits from a high level, we expect synergies over a five-year period of $500 million, with costs to achieve of $185 million following the transaction close. The transaction is expected to be modestly dilutive to Great Plains 2008 EPS and accretive beginning in 2009.

Additionally the transaction is expected to enhance Great Plains earnings growth prospects. We are both owners with Aquila and others of Iatan 1 and Iatan 2. KCP&L has been making substantial progress over the year on its comprehensive energy plan. Work has begun on the environmental upgrades at Iatan 1 and the construction activity for Iatan 2 is well underway. We do not expect the combination with Aquila to affect the timing of the implementation of KCP&L's comprehensive energy plan, and we expect synergies resulting from the transaction to help reduce rate increases for Aquila customers even while investing additional capital at Aquila.

Supporting our investment plan will be a strong Great Plains Energy balance sheet. Great Plains is committed to investment grade credit ratings, and our target equity ratio remains at approximately 55%. We anticipate utilizing about $265 million of proceeds from the Black Hills transaction to reduce Aquila debt. In addition, we plan to refinance even more of their debt to help achieve interest expense savings of approximately $38 million annually. From our perspective, we have structured a tax efficient transaction. We anticipate that there will be minimal tax on the sale of assets to Black Hills, and a majority of the proceeds from the asset sale to Black Hills will be used to pay the cash portion of the Great Plains acquisition and to pay down Aquila debt. Aquila's remaining net operating loss tax benefits are anticipated to be utilized by Great Plains over the next several years following the close.

Of course, cost-saving synergies are a significant component of the economic rationale for the transaction as they have important and positive implications for both shareholders and customers. We are comfortable that the synergies we have outlined are achievable. Of our $500 million in total synergies over any five-year period, a substantial portion of the savings -- about $310 million -- will come from operating synergies. Another approximately $190 million will come from reduced interest expense.

There are four major components as you can see in the pie chart. The first is interest savings. We are confident in the continued strength of Great Plains post transaction, and we expect to retain a favorable credit rating which will enable us to finance Aquila-planned capital expenditures at a lower cost. Combined with step-down provisions on two existing notes, expected debt retirement and debt financing, we anticipate interest savings of approximately $38 million per year.

There will also be significant benefits of scale and improved efficiency in shared services functions and eliminating duplicate expenses. Operational savings are enabled by serving the same metropolitan area. Incremental capital investment and information technology and infrastructure will also result in operational synergies. And, finally, we expect significant supply chain savings through economies of scale in purchasing and improved logistics.

In total, these estimated synergies average about $100 million each year with some variation reflecting a longer ramp-up time for operational efficiencies.

Slide 21 shows that Great Plains anticipates capital investments, consistent with KCP&L's comprehensive energy plan, of approximately $680 million for the period from 2007 to 2011; in particular, new generation, infrastructure, environmental upgrades, and affordability and energy efficiency programs. As a result, we expect Aquila rate base to increase by approximately 16% on an annual compounded basis to approximately $1.9 billion by the end of 2011.

I will now turn the call back over to Mike.

Mike Chesser

Thanks, Terry. We have described here a clear timeline for when we expect the transaction to close. We anticipate getting the process moving immediately and making our regulatory filings this quarter. We expect to work very closely with the appropriate regulatory officials. We believe that both transactions are relatively straightforward, so we anticipate securing regulatory approvals in order to close in about one year.

Throughout this process, Rick, Dave and I have developed a good rapport and a lot of trust. An efficient integration process is key to realizing the benefits of this transaction, and in the coming weeks we will be working hard on developing a comprehensive integration plan. Of course, the integration of KCP&L and Aquila's utility operations will only start following the transaction close. An important element of this innovative transaction is that Great Plains Energy and Black Hills Corporation are each acquiring the Aquila assets that are strategic to each of our businesses. We believe this removes a significant element of risk.

While today is a proud day for all of Great Plains, clearly there's a lot of work ahead and we're all excited to get started.

So in summary, this focused, regional acquisition clearly delivers value to Great Plains shareholders and provides benefits to our customers, employees and communities. The acquisition of Aquila advances our strategic intent and forges a strong regional utility serving the Greater Kansas City area. We believe that Aquila shareholders will benefit from the upside potential of the combination, through the receipt of Great Plains stock. We are pleased that Dave and the Black Hills organization is participating in this transaction.

This has been a highly collaborative process and we have great confidence in our ability to close and just as importantly to execute.

I thank you for your time and interest in these transactions. With that I will turn the call over to the operator and we will take your questions. One thing I will ask is that we are hoping today to be able to answer questions on the details of this deal. I would remind you that both Great Plains Energy and Black Hills have earnings calls or investor conference calls tomorrow where you can explore more deeply the implications of the deal on our specific companies. So hopefully today we can give you the best insight that we can onto the strategic aspects of this deal.

With that, operator?

Operator

(OPERATOR INSTRUCTIONS). Erica Piserchia with Merrill Lynch.

Erica Piserchia

Congratulations. Just a couple of quick questions. Wondering because of the unique structure of this deal, whether or not you can give us some sense of the EBITDA multiple paid for your portion of the assets?

Mike Chesser

Terry.

Terry Bassham

From a Great Plains perspective, if you look at the current EBITDA multiple it might appear higher than the norm. We are obviously looking at not just the current status of the company but also the rate case they have on file, and the rate base growth which I discussed in my comments would grow considerably over the next several years. And we think with that growth we are looking at about an 8 to 9 times multiple on expected EBITDA.

Erica Piserchia

Okay. Can you just remind us what the -- I don't know if you know what the Aquila utilities have been earning on a trailing twelve-month basis and what they've requested in the current rate cases?

Terry Bassham

Well, I'm familiar with what they've requested in the rate cases, but in terms of a trailing earnings, I'm not as familiar with. I'm sure we can get that information for you.

Erica Piserchia

What are they asking for?

Terry Bassham

They were asking for, I believe, about $93 million in the rate case and then there is some staff testimony on file that you could see, as well, in terms of the current status of the case.

Erica Piserchia

What would be ROE there?

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Mike Chesser

Let me ask Rick to chime in here; I think it would be more appropriate for him to address that case.

Rick Green

The ROE that we have is staff's recommendation and they've come in at about 9.25%. However, we filed for an ROE that is in the 11% range. In recent cases the Commission has decided more on the 11% range than what's staff's recommendation. But that has yet to be seen for us. But the timing for that case will be June of this year when we get through hearings and decision for that.

Erica Piserchia

And then the other thing, the $185 million of cost to achieve, would that be coming all in the first year? Or post close or?

Mike Chesser

A large part of it will be in the first year but some of it will be spread out over the next five years.

Erica Piserchia

Okay. Thank you.

Operator

Paul Ridzon of KeyBank.

Paul Ridzon

Good morning; congratulations. When you say dilution, is that factoring in cost to achieve?

Mike Chesser

Yes. It does.

Paul Ridzon

And then the proceeds from the sale of Aquila to Black Hills and non-Missouri assets do you expect any tax leakage around that $940 million?

Terry Bassham

Not material.

Erica Piserchia

And what is the level of NOLs that you expect to inherit?

Terry Bassham

The total number right now is about $600 million. So there will be some left when the transaction is over, there will be some remaining and those will be utilized by us over the five-year period after.

Paul Ridzon

And with the excess cash, can you give us a sense of what the balance sheet should look like and how that interties with potential financing to continue financing construction?

Terry Bassham

In general what we would expect to do, as we've discussed, is we would utilize proceeds from Black Hills to make payment of $1.80 per share and then there would be about $265 million left to pay down debt. We'll then be looking from there to refinance. There's also proceeds from the Kansas sale that will be closed here pretty soon. And we will be looking over the course of the year to how to manage that and work with S&P and Moody's, obviously, to get to a point where we believe it would be investment grade. And we would manage that process over the course of the next twelve months.

Paul Ridzon

Over the next several years, you need external funds to continue with the Iatan?

Terry Bassham

Not for KCP&L's piece. We don't need any additional funds that aren't already built into our plan.

Paul Ridzon

Thank you.

Operator

Michael Lapides, Goldman Sachs.

Michael Lapides

Rick, I want to ask about your rate base growth forecast. And really the main question is, how were you prior to this transaction thinking about financing that rate base growth?

Rick Green

Most of our rate base growth is already financed. We have a $300 million facility for our Iatan expenditures. And so we didn't have any other external financings that we really needed for that growth. And what our analysts have been talking about in general is a run rate EBITDA for us of $280 to $300 million and that probably run rate would have begun in 2008. So that gives you kind of a sense of what our earnings would be going forward.

Michael Lapides

And when we think about -- when I think about the consolidated company post transaction and kind of with '08 or '09, let's go out a little bit further than that. I am kind of getting a back of the envelope rate base at KCP&L in the high three's, like $3.8 or $3.9 billion. And you forecast here roughly about $1.9 at combined St. Joseph and MoPub. So that is $5.8, roughly, billion total rate base. And if I kind of think about equity component and ROE being in the 53 to 55% and the 10.75 to 11.25% range. That is around $330 million or so of earnings, kind of back of the envelope. And so it's directionally, are we thinking about it the right way, just kind of thinking long, long term, not necessarily next two years?

Rick Green

By God, it sounds like you ought to come here and help us work the models.

Terry Bassham

In terms of rate base size, Mike, you are certainly in the ballpark. In terms of equity percentages we talked about our targets, we’ve obviously got a lot of work to continue to do with regulators as we go through, but in terms of size of rate base you are certainly in the ballpark.

Michael Lapides

Thanks, guys.

Operator

Tom Buckler [phonetic] of GE Asset Management.

Tom Buckler

Good morning. You mentioned you anticipated favorable rating agency treatment for Great Plains. Specifically, does that mean that you anticipate keeping your current ratings or are you willing to accept a modest downgrade?

Mike Chesser

We expect to keep our current ratings. We think that the mix of equity and debt that is involved in this deal and the track record that we have had of regulatory treatment should enable us to keep the current rating.

Tom Buckler

Have you had conversations with the agencies?

Mike Chesser

We continuously have conversations with them. I'm sure, as you would expect, we had pretty detailed conversations with them about the assumptions on this deal.

Tom

Perfect. Thanks very much.

Operator

Charles Sherret [phonetic] of UBS.

Charles Sherret

Good morning. It said in the press release that Great Plains is assuming one billion in net debt. Does that number include cash from the pending asset sale, the Kansas asset sale?

Mike Chesser

No, it does not. That would be in addition to that.

Charles

And all the debt is going to be at Aquila - at the new operating company?

Mike Chesser

Yes.

Charles Sherret

Thank you very much.

Operator

Kathleen Buehetich at WH Reeves

Kathleen Buehetich

Good morning. Could I ask both Mike and Dave if either of you plan on an equity offering this year?

Mike Chesser

From our perspective it is -- we have a FELINE PRIDES conversion but other then that, no.

David Emery

Kathleen, from a Black Hills perspective, the timing of an equity offering is not determined at this time, but certainly we will have one in conjunction with this $940 million acquisition. We may choose to do it pre-close, but certainly if not done pre-close, with our financing commitment we have we would do it post close.

Kathleen Buehetich

Okay, thanks. Can I also ask what the rate of demographic growth is for both companies for the Missouri properties and then for the properties Black Hills are purchasing?

Mike Chesser

I can speak for Great Plains, or Kansas City Power and Light, is about 2%, Rick, your --?

Rick Green

Our Missouri properties around the Kansas City area is at around 3%.

Kathleen Buehetich

Dave, do you have a demographic growth for the properties you are buying?

David Emery

Rick probably knows the specific numbers better than I do. But certainly the Colorado properties are fairly high growth rate, and a 3, 4, 5% range. The other properties are a little more stable, probably in the zero to 2% range.

Kathleen Buehetich

Thank you both so much, I appreciate it.

Operator

Doug Fischer of A.G. Edwards.

Doug Fischer

Thank you and congratulations. Would you comment from a Great Plains perspective on how you would propose that the Missouri regulators deal with savings, et cetera, or is that a question you want to save for tomorrow?

Mike Chesser

No, I can give you just a general sense. Our approach of working with the regulators is not that we are going to come in with a hard and fast proposal and try to sell them on it. We instead intend to sit down with them and look at all the benefits that are being generated, look at the need to maintain credit rating for finances as we go forward. And work with them in a give and take mode and collaborate it to come up with something that is mutually agreeable to all of us. For that reason, just as we did with our stipulation we are reluctant to speculate on the exact format of the agreement.

Doug Fischer

But would it be fair to say that you will be asking them for the ability to retain some material portion of the operational and interest savings to justify the transaction and basically to help solidify the utility situation in Missouri?

Mike Chesser

Sure. We will be and we think there is enough benefits in this transaction to go around. I think there is clear benefits for the customers and there will be clear benefits for our shareholders.

Doug Fischer

What is the legal standard in Missouri for approving a merger?

Rick Green

It is no net detriment; in recent cases going back to our St. Joe Light and Power acquisition and the recent Ameren acquisitions, the decisions have come out to be no net detriment. So you have the opportunity to look forward to benefits in a net amount. And clearly in this transaction we see customers coming out ahead with a lot of positives and that is the kind of regulatory plan we will be moving ahead with.

Doug Fischer

Thank you, Rick.

Operator

Judd Arnold of King Street.

Judd Arnold

On slide six, where you have the new organizational structure, you got Great Plains in the middle, KCP&L on the left and Aquila on the right. I was wondering from a debt perspective is there going to be a guarantee from Great Plains guaranteeing all the Aquila debt that you are assuming?

Terry Bassham

Yes, it certainly would.

Judd Arnold

Okay, that was my only question. Thank you.

Operator

Thomas Hudson of Pirate Capital.

Thomas Hudson

Actually it's more a statement than I think a question. But I think before a lot more time and money is wasted on this transaction you should really poll the largest Aquila investors to see if they are interested in signing up for this deal. We own about 5% of the company, Aquila, and we will vote against this transaction.

Rick Green

Thank you, Tom. And Tom we are going to be back tomorrow for one-on-one's and I'd look forward to the opportunity to talk to you about it.

Operator

Paul Patterson of Glenrock.

Paul Patterson

Good morning, can you hear me? Just wanted to know the goodwill associated with the transaction; I missed it, what was it?

Terry Bassham

It will be less than $100 million we think.

Paul Patterson

For Great Plains?

Terry Bassham

Yes sir.

Paul Patterson

And then the NOLs after the Black Hills sale, you said was $600 million before; what would it be after?

Terry Bassham

I think in the range of $300 to $400 million, there is one issue in question that could vary a little bit but about $300 or $400 million worth.

Paul Patterson

Great. It does seem like it's a very customer oriented transaction and I'm wondering just how much of these synergies do you think, I mean, since you are going through multiple rate cases and what have you, how much of these synergies do you think will not go back to rate payers, if you follow me?

Mike Chesser

As I said it is not appropriate for us to speculate because there are synergies, there's interest savings, there's maintaining our credit rating. We need to get in and talk with the staffs of both regulatory commissions and work through what we think the right distribution would be. Having said that, I believe Great Plains has a good track record of being able to maintain a fair balance of benefits for customers and shareholders.

Paul Patterson

Okay. And then finally Black Hills I guess tomorrow you are going to give us more information on synergies and stuff like that?

David Emery

Yes, we will plan on having a separate call tomorrow and then a separate investor presentation is released today; if it's not already out.

Paul Patterson

Thanks a lot, guys.

Operator

Ryan Todeo [phonetic] of Bank of New York.

Ryan Todeo

Good morning. I have one quick question; of the $265 million debt reduction you mentioned and the potential refinancings, you mentioned -- have you earmarked any specific issues at Aquila that you are looking to either take out or refi?

Rick Green

No, we have not.

Ryan Todeo

Is it safe to say the bonds with the two step up, step down language and the higher coupon stuff is probably top of the list?

Rick Green

Again we will look at what works best. We really haven't earmarked any particular thing, we just looked at the total funding.

Ryan Todeo

Okay, thank you very much.

Operator

Michael Goldenberg of Luminous Management.

Michael Goldenberg

Good morning. Have a question for Rick Green. I was just wondering if you could go over the thinking by Aquila's management of comparing the sale of the company versus continuing to operate as a standalone especially in the light of the closing price of yesterday?

Rick Green

Michael, at the beginning of the year we started getting quite a bit of incoming interest on the company. And starting in May we formalized that engaging Blackstone and Lehman to run a more formal process. In that process we had every category of buyer that you've seen in the market. And went through that process. The end result and the best opportunity for shareholders was the transaction that we are announcing today.

So as we look at it today and look at what we consider and what Lehman and Blackstone advice is this is an undisturbed price given the number of rumors that have been circulating around Aquila of being more in the $4.11, $4.12 range. Also if you look at it from an EBITDA point of view the run rate that you and others have been looking at, the $280 to $300 million you're up in 9.3, 9.6 times EBITDA which is a healthy multiple also. So those factors after running a full process is what brought the board and management to a decision that we've announced today.

Michael Goldenberg

And a question for Mr. Mike Chesser. Mike, can you talk a little bit more about the synergies and how you envision the split between customers and shareholders, utility versus corporate or even the timing of achieving those synergies?

Mike Chesser

One thing I can share with you is that we expect that looking at the operating synergies, that most of that will occur through staff positions where we are estimating somewhere between 250 and 350 positions could be impacted over the first few years in the combination. The operating employees will pretty much stay intact and we think that there is some significant savings in the staff position; also in fuel costs and other and potentially down the road from generation benefits. And we do believe that it would be fair for us to engage with the regulators in a way to share those synergies with between the customers and the shareholders. As I say the exact format of that is there are many ways to skin a cat and we are very interested in how the regulators think it would work best.

Michael Goldenberg

Any more color on the actual dollar amounts and the timing of achieving those?

Mike Chesser

We talked about $500 million and with about $185 million to achieve, and we expect to ramp up those synergies over the first few years.

Michael Goldenberg

And finally, gentlemen, can you go over for each company exact approval, shareholder vote approval? Is it over 50%; is it two-thirds; are there any other intricacies for each of the companies for shareholder approval?

Rick Green

Michael, for Aquila the threshold for us is 50% plus one of outstanding shares. And so that -- and we look at the timing in working with Great Plains of getting the proxy together and so on, and reviewed by the SEC, are going to put us out in probably the June timeframe.

Mike Chesser

And for us Michael it's the majority of those voting.

Michael Goldenberg

Okay, so both are 50 plus one?

Mike Chesser

Right.

Rick Green

Well, mine is a little higher threshold; it is 50 plus one of outstanding voting.

Michael Goldenberg

Okay so a non-vote is a no vote?

Rick Green

Right.

Michael Goldenberg

Okay. Got you. Thank you.

Operator

Brian Russo of Ladenburg Thalmann.

Brian Russo

I guess I'm just interested in hearing more about your confidence of getting the deal done in one year which seems to be a rather large threshold for shareholders of Aquila to approve the deal. And then the various regulatory hurdles that need to be overcome, or approvals that need to be overcome. It seems like most deals are taking longer than one year to get approved these days.

Mike Chesser

Well, just from my perspective I believe the Cinergy Duke deal got done in nine or ten months, something like that fairly quickly. This is a very straightforward deal. It is in the same state for the main part of the approvals that would have to be attained with the electric assets between us and Aquila. It's in the same state, we are not asking for a lot of complex issues or requirements. And so I believe that going through this in year it's certainly a lot less complex to us than a rate case would be and we get a rate case done in a year. Dave, you want to talk about the --

David Emery

From a Black Hills perspective on the [five] utilities we are acquiring, it’s a seamless transaction from a customer's perspective. If the operating employees will just come along with the transaction so it really won't be any change to customers. So certainly from that perspective as the regulatory Commissioners look at it it's going to be viewed as a positive in our opinion. We have great regulatory relationships in the states in which we currently operate; we would anticipate translating those in the new states which we are excited to begin operating in. We also have recent history here about 2005 of closing another utility acquisition in Wyoming. And it has gone extremely well for us. We closed it quickly and have fully integrated those operations. I think anything that could be pointed to as a negative here from a regulatory perspective has been completely addressed. Really seamless customer beneficial transaction. So it should not have any problem with regulatory approvals.

Brian Russo

And just lastly this question is for Rick Green. Rick could you maybe just elaborate some more on the discussions with the various entities when considering offers for the company? And is this deal considered the best price for ILA shareholders or are there more factors involved like ease of regulatory approvals or customers and shareholder synergies?

Rick Green

Brian, I think through the process and all the discussions which because of confidentiality with all those I can't go into specifics. But clearly I think this was the best value, clearly regulatory approval ability to get that weighs into it. But didn't really see that in this process to be something that caused any problem with seeking good value at the same time.

Brian Russo

Okay, thank you.

Mike Chesser

Operator, we'd like to take one more question if we could because you all might expect we have quite a busy schedule ahead of us today.

Operator

Michael Lapides of Goldman Sachs.

Michael Lapides

Easy one. Mike, Terry, what are your thoughts on the peaking plant, the gas plant that Aquila owns?

Mike Chesser

At this stage as you know it is in litigation. And it has been appealed or it has been ruled on and appealed and it's being re-appealed. We have done quite a bit of due diligence around the potential outcomes on that and we have factored that impact into our purchase price.

Michael Lapides

I'm thinking not the regulated one but the merchant one.

Terry Bassham

Crossroads.

Michael Lapides

My apologies for not being --

Terry Bassham

That is okay, Michael. As Mike said we looked at (indiscernible) from a Crossroads perspective. We looked at the ability to utilize that or sell it. Our preference would be probably to get value through monetizing it. But if not we've looked at other options as well.

Michael Lapides

Okay, thanks, guys.

Mike Chesser

And again I would like to thank you all for your interest. We had a lot more people on the call today than we have on our regular earnings calls and you have our commitment we will continue to keep you posted as we go through this process. Rick and I will be in New York next week or the next few days meeting one on one; we have earnings calls tomorrow, Dave and I both have earnings calls. So we will keep the communication up and please keep communicating with our IR folks, it's important to us that you get as much insight into this deal as you can.

David Emery

Quick correction, Mike, (indiscernible) call tomorrow, this is going to be a deal transaction call not an earnings call. And we also will be out this week doing some investor meetings and things too.

Mike Chesser

Great. But keep the communication flowing.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This concludes the program. You may now disconnect.